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                                                                    EXHIBIT 99.1

Public Relations:
Steve Shattuck
Western Digital Corporation
949.672.7817
steve.shattuck@wdc.com

Investor Relations:

BOB BLAIR
Western Digital Corporation
949.672.7834
bob.blair@wdc.com

FOR IMMEDIATE RELEASE:

                 MICHAEL LAMBERT NAMED TO WESTERN DIGITAL BOARD

LAKE FOREST, Calif. - Aug. 5, 2002 - Michael D. Lambert, 55, has been named to the board of directors of Western Digital Corp. (NYSE: WDC). The eighth member of Western Digital's board, Lambert is a computer-industry veteran of more than 30 years, having served in senior executive roles for companies such as Dell Computer Corp., Compaq Computer Corp. and NCR Corp.

Before retiring from Dell earlier this year, Lambert ran the Enterprise Systems Group as senior vice president. During his tenure in that role, the group grew worldwide server market share from 2% to 20%. He also participated as a member of a six-man operating committee at Dell, which reported to the Office of the Chairman.

Lambert was vice president, sales and marketing for Compaq between 1993 and 1996. Prior to that, for four years, he ran the Large Computer Products division at NCR/AT&T Corp. as vice president and general manager. Lambert began his career with NCR Corp., where he served for 16 years in product management, sales and software engineering capacities.

"Michael Lambert is a key addition to the Western Digital board of directors," said Matt Massengill, chairman and CEO of Western Digital. "His broad computer-industry background and seasoned operations perspective offers us valuable insight into the customer side of our business as we continue to increase our penetration into both the consumer and enterprise markets. We welcome him to our team."
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Micheal Lambert Named to Western Digital Board
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ABOUT WESTERN DIGITAL

Western Digital, one of the storage industry's pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The Company's core business produces reliable, high-performance hard drives that keep users' data close-at-hand and secure from loss.

Western Digital was founded in 1970. The Company's storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Visit the Investor section of the Company's Web site (www.westerndigital.com ) to access a variety of financial and investor information.

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Western Digital and the Western Digital logo are registered trademarks of
Western Digital Technologies, Inc. Other trademarks may be mentioned herein that belong to other companies.